HOSPITAL OPERATING LEASE AGREEMENT
BY AND AMONG
THE COUNTY OF KNOX, KENTUCKY,
KNOX HOSPITAL CORPORATION d/b/a KNOX COUNTY HOSPITAL
AND

PACER HEALTH MANAGEMENT CORPORATION OF KENTUCKY

HOSPITAL OPERATING LEASE AGREEMENT

This HOSPITAL OPERATING LEASE AGREEMENT (the "Agreement"), entered into as of the 31st day of December, 2006, by and among KNOX HOSPITAL CORPORATION d/b/a KNOX COUNTY HOSPITAL, a Kentucky non-profit corporation (the "Hospital"), THE COUNTY OF KNOX, KENTUCKY ("Knox County") (Hospital and Knox County each individually a "Knox County Party" and collectively the "Knox County Parties"), and PACER HEALTH MANAGEMENT CORPORATION OF KENTUCKY, a Kentucky corporation ("Pacer").

RECITALS

WHEREAS, Hospital owns and operates a general acute care hospital known as Knox County Hospital, located in Knox County, Kentucky (the "Facility") on that certain parcel of real property owned by Knox County and leased to Hospital for the purpose of operating the Facility;

WHEREAS, Pacer is a wholly owned subsidiary of Pacer Health Corporation, a Florida corporation engaged in the business of owning and operating acute care hospitals, medical treatment centers, and psychiatric care facilities;

WHEREAS, the Knox County Parties have determined that it is in the best interest of delivery of health care to residents of the Facility's service area, both within and without its geographic boundaries, to lease all of the assets and real property used in connection with the Facility to Pacer and to transfer and delegate full and complete management responsibility and operational control for the Facility to Pacer on terms and conditions more fully set forth in this Agreement;

WHEREAS, Pacer desires to lease from the Knox County Parties all of the assets and real property required to operate the Facility and also desires to assume full and complete management and operational control over the Facility on the terms and conditions set forth in this Agreement;

WHEREAS, in contemplation of and as a condition precedent to the transactions contemplated in this Agreement, contemporaneously with the execution of this Agreement, Knox County has issued those certain County of Knox, Kentucky Taxable General Obligation Refunding Bonds (Knox County Hospital Project), Series 2006 (the "Refunding Bonds"), in the aggregate principal amount of $15,775,000, the proceeds of which Knox County shall use to defease and refund or pay off, on the earliest call date: (a) those certain County of Knox, Kentucky General Obligation Bonds, Series 2004 (the "Series 2004A Bonds"); (b) those certain County of Knox, Kentucky General Obligation Bonds, Series 2004B (the "Series 2004B Bonds"); (c) a portion of those certain County of Knox, Kentucky General Obligation Bonds, Series 2005 in the amount of $2,175,000 (the "Series 2005 Bonds" and together with the Series 2004A Bonds and the Series 2004B Bonds, the "Refunded Bonds"); and (d) the KADD Lease pertaining to the Facility;

WHEREAS, in consideration for the lease by the Knox County Parties of all of the assets and real property used in connection with the Facility to Pacer, Pacer shall pay rent to Knox County in those certain amounts required to pay principal and interest on the Refunding Bonds in accordance with their terms (after applying the capitalized interest which is to be paid from the proceeds of the Refunding Bonds);

WHEREAS, at Pacer's option, the Knox County Parties shall sell, transfer and convey to Pacer all right, title and interest in and to all of the assets and real property used in connection with the Facility for a purchase price payable by Pacer to the Knox County Parties in the amount of the outstanding principal and accumulated interest balance of the Refunding Bonds, including prepayment penalties, if any, and on such other terms and conditions as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following words, terms or phrases, when used in this Agreement, shall have the following meanings, unless the context clearly indicates a different meaning:

1.1 "Assets" means all of the assets of any of the Knox County Parties owned, used, maintained or operated by any Knox County Party in connection with the Facility including but not limited to the following:

(a)

Tangible Personal Property. All tangible personal property including without limitation, all machinery, furniture, fixtures, equipment, including medical and office equipment, instruments, leasehold improvements, motor vehicles, and all rights in any and all warranties of any manufacturer or vendor with respect to any such tangible personal property including all such tangible personal property listed on the attached Exhibit 1.1(a);

(b)

Intangible Assets. All intangible assets, patents, patent applications, trade names, trademarks, service marks, intellectual property and goodwill associated with the business and operation of the Facility, including the exclusive rights to use the name "Knox County Hospital" and other trade names and logos, and all warranties (express or implied), trade secrets and other confidential information concerning the operation or use of the Facility not in the public domain, rights and claims that may be asserted by (but not against) any Knox County Party related to the Facility, and all telephone and facsimile numbers as currently used by any Knox County Party primarily in support of the Facility;

(c)

Facility Accounts Receivable. The Facility Accounts Receivable;

(d)

Facility Contracts. All interest of any Knox County Party (as a lessor or as a lessee) in, to and under, and all rights to receive goods or services, to use and occupy personal and leased real property or to receive payment for goods or services rendered, or other benefits arising under the Facility Contracts;

(e)

Facility Inventory. All Facility Inventory;

(f)

Books; Records. All documents, books, records, operating and policy manuals and files, and computer software, whether in hard copy or other form, including all patient records, medical records, medical staff records, clinical records, financial records, equipment records and medical and administrative libraries and personnel records, but excluding each Knox County Party's corporate records books, minute books and tax records;

(g)

Deposits; Prepaid Expenses. Any deposits other current assets, other assets, escrows, prepaid taxes, prepaid expenses or other advance payments relating to or arising from the operation or use of the Facility in existence on the Transfer Date;

(h)

Rights to Recovery. The right to any and all recovery from all collection cases for goods furnished or services rendered by the Facility;

(i)

Facility Licenses. All Facility Licenses;

(j)

Joint Ventures. All ownership interests in the any joint ventures;

(k)

Facility Funds. All Facility Funds;

(I) Plans; Surveys. All plans and surveys, including without limitation those related to utilities, easements and roads, "as-built" plans, plats, specifications, engineers' drawings and architectural renderings and similar items relating to the Real Property;

(m)

Insurance Proceeds. All insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the Facility Assets;

(n)

Provider Numbers. Any and all of Hospital's provider numbers with or for any payor including but not limited to governmental payors or third party payors; and

(o)

Other Assets. All of such other assets owned by any of the Knox County Parties in connection with the Facility.

 1.2 "Escrow Deposit" shall mean that certain deposit by Pacer into escrow with Knox County as directed by the Knox County Judge Executive, as escrow agent, in the amount of Fifty Thousand Dollars ($50,000) made pursuant to the terms and conditions of the MOU.

 1.3 "Excluded Liabilities" means all liabilities of the Knox County Parties other than the Facility Liabilities (which liabilities are, and shall remain, the liability of the Knox County Parties), including but not limited to the unrefunded portion of the Series 2005 Bonds. In addition, to the extent that any liability or agreement to pay would eliminate or limit the governmental immunity which would otherwise be available, would exceed the maximum liability set forth in any law or regulation establishing governmental immunity, or for which any Knox County Party has in effect liability or indemnity insurance coverage, will also be deemed to be an Excluded Liability, and nothing in this Agreement shall grant to any person not a party to this Agreement any right to payment or indemnification for any event occurring prior to the Transfer Date which would not have existed had the Knox County Parties not entered into the transactions contemplated by this Agreement.

 1.4 "Facility Accounts Receivable" means all accounts receivable (including government patient receivables and other patient and third party payor receivables and cost report settlements and uncompensated care pool settlements) arising from Hospital's rendering of services to patients, billed and unbil led, recorded or unrecorded, accrued and existing.

1.5

"Facility Assets" shall mean collectively the Assets and the Real Property.

 1.6 "Facility Contracts" means any and all contracts and agreements of any of the Knox County Parties entered into in connection with Facility Operations including but not limited to any and all real property and personal property leases relating to the Facility and the contracts and agreements listed on the attached Exhibit 1.6.

1.7

"Facility Employees" means all employees of Hospital employed in connection with Facility Operations.

1.8

"Facility Funds" means all of each Knox County Parties' right, title and interest in or to all cash, bank accounts, savings and loan accounts, certificates of deposit, money market accounts,

treasury bills, investments (whether debt or debt equity and whether liquid or nonliquid) and reserves owned or held by any Knox County Party in connection with Facility Operations.

 1.9 "Facility Inventory" means all items of consumable goods and supplies, including pharmaceuticals and medications, food, janitorial supplies, office supplies, forms, consumables, disposables, linens, and medical supplies, existing and wherever located on the Transfer Date owned or held by and Knox County Party in connection with the Facility.

1.10

"Facility Liabilities" means each of those certain liabilities and obligations of the Knox County Parties incurred by any Knox County Party in connection with the Facility as follows:

(a)

Facility Contracts. All payment obligations, other obligations and liabilities arising under the Facility Contracts listed on the attached Exhibit 1.10;

(b)

Liens. Materialmen, mechanics or other liens against any Facility Asset listed on the attached Exhibit 1.10(6);

(c)

Accounts Payable. Accounts payable listed on the attached Exhibit 1.10(c);

(d)

Licenses. All payment obligations, other obligations and other liabilities arising in connection with the Facility Licenses;

(e)

Employee Liabilities. All employee liabilities arising from Facility Operations;

(f)

Fines and Penalties. Any fines, penalties or other payments, or repayments, required to be made to any governmental entity in connection with the operation and use of the Facility prior to the Transfer Date as described on Exhibit 1.10(f); and

(g)

Other Liabilities. All other liabilities and obligations of Hospital, except the Excluded Liabilities, whether known or unknown, contingent or otherwise, incurred or arising in connection with Facility Operations prior to the Transfer Date.

 1.11 "Facility Licenses" means all licenses, rights for the use of software, determinations of need, certificates of exemptions, franchises, accreditations, registrations, permits, determinations of need, non-reviewability determination letters, authorizations, certifications, approvals, consents and all applications therefor and waivers of any requirements pertaining thereto, if any, issued in connection with the Facility including the licenses and rights listed on the attached Exhibit 1.11;.

1.12

"Facility Medical Staff" means all licensed individuals holding appointment to the Medical Staff of the Facility.

 1.13 "Facility Operating Expenses" means all costs of operation, maintenance, use and administration of the Facility, including, but not limited to, heat, water, electricity, all other utilities, insurance premiums, licenses, supplies, permits and inspection fees, and all costs of labor, services and materials incurred in connection with such operation, maintenance, use and administration.

 1.14 "Facility Operations" means all health care, administrative and related or ancillary activities conducted as of the Transfer Date or in the past by any Knox County Party, or during the Term by Pacer, in connection with the operation of the Facility.

1.15

"Facility Service Area" means the primary, secondary and tertiary service areas served by the Facility.

 1.16 "Governmental Body" shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, department, court or tribunal; (d) body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, taxing authority, or power of any nature.

1.17 "JCAHO" means the Joint Commission on Accreditation of Healthcare Organizations or its successor (or an equivalent national recognized accrediting organization).

1.18 "KADD Lease" shall mean that certain Replacement Lease Agreement, dated December 14, 2004, by and between the Kentucky Area Development District Financing Trust and Knox County.

 1.19 "Legal Requirement" shall mean with respect to any individual or entity, all statutes, ordinances (including zoning ordinances and other federal, state and local land use restrictions), bylaws, settlement agreements, corporate integrity agreements, rules, regulations, audits, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Body having jurisdiction over such individual or entity or any of such individual's or entity's assets or businesses.

1.20 "Material Adverse Change" shall mean any adverse change in or effect on: (a) the business operations, assets, prospects or condition, financial or otherwise, of the Hospital, the Facility or the Facility Assets which is material to the Hospital, the Facility or the Facility Assets; or (b) on any assets, prospect or condition, financial or otherwise, of the Hospital, the Facility or the Facility Assets which, when considered together with all other adverse changes and effects with respect to which such phrase is used in this Agreement, is material to the Hospital, the Facility or the Facility Assets.

1.21 "MOU" shall mean that certain Memorandum of Understanding by and among the parties dated March 22, 2006, as amended.

 1.22 "Order" shall mean any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by an arbitrator.

1.23 "Ordinance" means that certain Ordinance No. 20060602-1, of the Fiscal Court of the County of Knox, Kentucky, as amended by that certain Ordinance No. 2006.  -1, of the Fiscal Court of the County of Knox, Kentucky, pursuant to which the Refunding Bonds were issued.

 1.24 "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

 1.25 "Real Property" that certain real property commonly known as 80 Hospital Drive, Barbourville, KY 40906, and all improvements thereon including: (a) the Facility building and surrounding parking areas, parking garages, driveways, power station and other improvements, appurtenances, rights of ingress and egress, goods, fixtures, furnishings or other types of personal property incorporated into or affixed to any part of the Facility building located as of the Transfer Date; (b) all contiguous additions and/or expansions to this Agreement as may be constructed on the real property during the Term and used as part of the Facility; and (c) such other real estate described on Exhibit 1.25 attached to this Agreement.

1.26 "Refunded Bonds" means, collectively, the Series 2004A Bonds, the Series 2004B Bonds and $2,175,000 principal amount of the Series 2005 Bonds.

1.27 "Refunding Bonds" means the County of Knox, Kentucky Taxable General Obligation Refunding Revenue Bonds (Knox County Hospital Project), Series 2006, in the aggregate principal amount of $15,775,000 the proceeds of which Knox County shall use to defease the Refunded Bonds.

1.28 "Series 2004A Bonds" means the County of Knox, Kentucky General Obligation Bonds, Series 2004.

1.29 "Series 2004B Bonds" means the County of Knox, Kentucky General Obligation Bonds, Series 2004B.

1.30 "Series 2005 Bonds" means the County of Knox, Kentucky General Obligation Refunding Bonds, Series 2005.

 1.31 "Sinking Fund" means that certain County of Knox, Kentucky Taxable General Obligation Refunding Revenue Bonds (Knox County Hospital Project), Sinking Fund, created under Section 17, of the Ordinance.

1.32 "Term" means the period commencing on the Transfer Date and ending on the earlier to occur of: (a) the date the Refunding Bonds are paid in full; or (b) the date Pacer exercises the Purchase Option; all subject however, to earlier termination pursuant to the termination provisions set forth in this Agreement.

1.33

"Transfer Date" shall mean 11:59 a.m. on December 31, 2006.

1.34

"Trustee" shall mean U.S. Bank National Association, and its successors and assigns, as Trustee for the Refunding Bonds.

1.35 "Unrefunded Series 2005 Bonds" means $2,000,000 principal amount of the Series 2005 Bonds which shall remain outstanding and which shall be paid pursuant to their terms and which shall remain an obligation of Knox County.

ARTICLE II
LEASE OF FACILITY ASSETS

The Knox County Parties demise and lease the Facility Assets to Pacer on the terms and conditions set forth in this Agreement, and Pacer leases such Facility Assets from the Knox County Parties on such terms and conditions, to have and to hold for the Term. The Knox County Parties shall continue to retain title to the Facility Assets during the term of this Agreement.

(b)

Liabilities and Contractual Adjustments Reflected. All liabilities and contractual adjustments of the Facility or under any third-party payor contract have been properly reflected in the Financial Statements in accordance with GAAP.

(c)

Peer Review Organization. All obligations to conduct utilization management and quality evaluation peer review under the Programs are fully satisfied through one or more contracts entered into between the Hospital and each of the Programs for which the obligation is applicable.

8.12 Regulatory Compliance.

(a)

Full Compliance. Each Knox County Party is in full compliance with each Legal Requirement that is or was applicable to it with respect to the Facility or any of the Facility Assets;

(b)

No Event or Circumstance. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) constitutes or may result in a material violation by a Knox County Party of, or a material failure on the part of a Knox County Party to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of a Knox County Party to undertake, or to bear all or any portion of the costs of, any remedial action of any nature; and

(c)

No Notice Received. No Knox County Party has received any notice or other communication (whether oral or written) from any governmental body or any other person having standing to assert such a claim regarding: (a) any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged or potential obligation on the part of a Knox County Party to undertake, or to bear all or any portion of the costs of, any remedial action of any nature.

8.13 Legal Proceedings; Orders.

(a)

No Proceedings. There is no Proceeding pending or threatened by or against a Knox County Party or that otherwise relates to or may affect the Facility, or any of the Facility Assets, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)

No Orders. There is no Order to which the Facility or any of the Facility Assets is subject which could constitute a Material Adverse Change, and no, officer, trustee, director, agent or employee of a Knox County Party is subject to any Order that prohibits such, officer, director, trustees, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Facility or any of the Facility Assets.

(c)

Full Compliance with Orders. Each Knox County Party is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, the Facility, or any of the Facility Assets is or has been subject; no event has occurred and no circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which a Knox County Party, the Facility, or any of the Facility Assets is subject, which violation or failure which could constitute a Material Adverse Change; and no Knox County Party has received any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which a Knox County Party, the Facility, or any of the Facility Assets is or has been subject, which violation or failure would constitute a Material Adverse Change.

 8.14 Medical Staff Matters. The Knox County Parties have provided to Pacer true, correct and complete copies of the bylaws and rules and regulations of the Medical Staff. There are no pending or threatened disputes between the Facility and Medical Staff applicants, Medical Staff members or allied health professionals, and all appeal periods in respect of any Medical Staff member or applicant against whom an adverse action has been taken by the Facility have expired. There have been no adverse actions taken by the Facility against Medical Staff members or applicants which could result in claims or actions against a Knox County Party and which are not disclosed in the minutes of the meetings of the Medical Executive Committee of the Medical Staff.

 8.15 Agreements Disclosed. The Knox County Parties have delivered to Pacer an accurate and complete list of all Facility Contracts, which are all of the material contracts (oral or written), leases and agreements which do or may affect the Facility or the Facility Assets, to which any Knox County Party is a party or by which any Knox County Party or any of the Facility Assets is bound. The Knox County Parties have delivered true and correct copies of such Facility Contracts to Pacer. Without limiting the generality of what is or may be a material contract, lease or agreement, for purposes of this Agreement, all of the following, whether oral or written, shall be considered to be material if and to the extent they directly or indirectly relate to, affect or are utilized in connection with the Facility or any of the Facility Assets: (a) any contracts which cannot be performed or terminated upon thirty (30) days notice without payment of penalty or equivalent thereof; (b) any contracts affecting ownership of, title to, use of, or any interest in real estate; (c) any contract or license relating to data processing programs, software or source codes; (d) any collective bargaining agreements or other contracts with any labor unions or other employee representatives or groups of employees; (e) any employment contracts, severance agreements, or any other contracts or agreements with individual employees or agents; (f) any contracts providing for payments based in any manner on revenues, purchases or profits; (g) any contracts (oral or written), agreements or arrangements with any physician or other referral source; and (h) any contract, whether entered into in the ordinary course of business or not, which involves future payments, performance or services or delivery of goods or materials, of any amount or value in excess of Ten Thousand Dollars ($10,000) in the aggregate.

 8.16 Facility Contracts; Exceptions. The Facility Contracts each constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms. Each Facility Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof. Each Knox County Party has been and is in full compliance with all material terms and requirements of each Facility Contract applicable to it. No event has occurred or circumstance affecting a Knox County Party exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the other party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Facility Contract which could constitute a Material Adverse Change. No Knox County Party has given or received any notice or other communication (whether oral or written) regarding any actual, alleged or potential violation or breach of, or default under, any Facility Contract which could constitute a Material Adverse Change on the Facility or any of the Facility Assets. No Facility Contract contains any non-compete agreement or any provision requiring any Knox County Party or the Facility to deal exclusively with a particular party with respect to certain goods or services.

 8.17 Facility Inventory. All the inventory and supplies constituting any part of the Facility Assets are of a quality and quantity usable and salable in the ordinary course of business. Facility Inventory is carried at the lower of cost or market, on an as-is basis and is properly stated in the Financial Statements. The Facility Inventory level is consistent with each Knox County Party's past practices.

8.18 Equipment. No person other than a Knox County Party owns any equipment or other tangible assets situated on the Real Property, except for: (a) items or improvements to items that are leased by a

ARTICLE III
RENT; ADDITIONAL CONSIDERATION

In consideration of the Knox County Parties' lease of the Facility Assets to Pacer, and all other promises and responsibilities of each Knox County Party set forth in this Agreement, Pacer shall assume certain of the liabilities of the Facility, make certain guaranties as described below and pay the Knox County Parties rent in accordance with the following:

 3.1 Rent. Pacer shall pay rent to the Knox County Parties, except as provided to the contrary in Articles VII and X of this Agreement, as follows: For each year during the Term of this Agreement, an annual lease payment (payable in equal monthly installments) equal to the amount of annual payment due by Knox County on the Refunding Bonds during such year (after applying the capitalized interest which is to be paid from the proceeds of the Refunding Bonds) as set forth on the schedule attached to this Agreement as Exhibit 3.1.

 3.2 Funds and Accounts. Pacer shall make all lease payments to the Trustee, at it's corporate trust offices in Louisville, Kentucky, to be deposited by the Trustee into the Sinking Fund, to be used by the Trustee to pay principal and interest on the Refunding Bonds when due.

There shall be established the following funds and accounts:

(a)

Knox County Hospital Revenue Fund (the "Revenue Fund");

(b)

County of Knox, Kentucky Taxable General Obligation Bonds (Knox County Hospital Project) Sinking Fund Hospital Bond Fund (the "Sinking Fund") which shall contain three subaccounts;

(i)

an Interest Account (the "Interest Account");

(ii)

a Principal Account (the "Principal Account"); and

(iii)

a Reserve Account (the "Reserve Account").

(c)

Knox County Hospital Operation and Maintenance Fund (the "Operation and Maintenance Fund"); and

(d)

Knox County Hospital Bond Redemption Fund (the "Bond Redemption Fund").

The Revenue Fund, the Sinking Fund and the Bond Redemption Fund shall be established with and maintained by the Trustee. The Operation and Maintenance Fund shall be established with and maintained by the Trustee or any other bank or banks which are members of the FDIC.

Revenue Fund Pacer covenants and agrees that it will deposit the gross revenues of the Facility in the Revenue Fund promptly as received from time to time; provided that no such deposit of the gross revenues of the Facility in the Revenue Fund need be made by Pacer if moneys on hand in the Revenue Fund, plus moneys deposited by Pacer into the Revenue Fund on a timely basis, are sufficient to pay on a timely basis the next succeeding monthly installment of rent on the next ensuing rent payment date as set forth on Exhibit 3.1. Moneys in the Revenue Fund from time to time shall be used and disbursed and applied by the Trustee only for the purposes, and in the manner and order of priority, specified in the following succeeding sections.

Sinkin

Fund. From the Revenue Fund, and as a first charge thereon, there shall be set aside and deposited in the Sinking Fund in equal monthly deposits, sums not less than and as set forth in the schedule attached to this Agreement as Exhibit 3.1:

(a)

Beginning January 15, 2007 and on or before the 15th day of each month thereafter, an amount equal to 1/6th of the interest to become due on the Refunding Bonds on the next ensuing interest payment date to the Interest Account of the Sinking Fund; provided that no such deposit need be made if moneys on hand in the Interest Account of the Sinking Fund available for the payment of such interest, are sufficient to pay interest on the Refunding Bonds on the next ensuing interest payment date, including but not limited to any moneys which are capitalized interest proceeds of the Refunding Bonds on deposit in the Interest Account. Moneys in the Interest Account of the Sinking Fund shall be used by the Trustee solely for the payment of interest on the Refunding Bonds as the same becomes due; and

(b)

Beginning January 15, 2007, and on or before the 15`h day of each month thereafter, an amount equal to 1/12th of the principal to become due on the Refunding Bonds, by maturity or mandatory redemption, on the next ensuing principal payment date to the Principal Account of the Sinking Fund; provided however, that no such deposit need be made if moneys on hand in the Principal Account of the Sinking Fund which are available for the payment of such principal are in an amount sufficient to pay such principal coming due on the next ensuing principal date. Moneys in the Principal Account of the Sinking Fund shall be used by the Trustee solely to pay or redeem bonds in accordance with the provisions of the Ordinance.

(c)

The amount of moneys required to be on deposit in the Reserve Account from time to time is an amount equal to the Reserve Fund Requirement. The Reserve Fund Requirement is equal to $1,193,286. In the event, at any time, the amount on deposit in the Reserve Fund is less than the Reserve Fund Requirement on the Refunding Bonds, such deficiency shall, to the extent possible and within a period not to exceed 12 months, as determined by the Trustee, forthwith be restored by Pacer from moneys available in the Revenue Fund.

Operation and Maintenance Fund; Use of Remaining Revenues. After, but only after, complying with all of the foregoing requirements the Trustee shall withdraw on the l 6° day of each month from the Revenue Fund and deposit into an Operation and Maintenance Fund, the remaining amount of money for the reasonable operation and maintenance of the Facility by Pacer; provided, however, that Pacer may distribute to itself or its affiliates any amounts from the Operation and Maintenance Fund that Pacer determines in its sole discretion exceeds amounts necessary for the reasonable operation and maintenance of the Facility. Provided that all of the foregoing requirements have been met, all moneys on deposit in the Operation and Maintenance Fund shall be disbursed at the discretion of Pacer, without prior approval of the Trustee or Knox County.

Bond Redemption Fund. In the event condemnation proceeds or insurance proceeds are received by the Trustee for the purposes of redeeming bonds, or in the event Pacer deposits moneys with the Trustee from any other source for the purpose of redeeming bonds, all such moneys shall be deposited in the Bond Redemption Fund. Moneys on deposit in the Bond Redemption Fund shall be used first, to make up any deficiencies existing in the Interest Account of the Sinking Fund, Principal Account of the Sinking Fund and the Reserve Account of the Sinking Fund (in the order listed), and, secondly, to redeem bonds in accordance with the provisions of the Ordinance or, at the direction of Pacer, to purchase bonds on the open market, provided that the purchase price is less than the redemption price otherwise available on the date of such purchase.

 3.3 Payment of Facility Liabilities. Pacer shall pay, or otherwise cause to be satisfied or discharged, all Facility Liabilities when due under their terms. Pacer may, at its expense and in its own name and behalf, or, to the extent lawful, in the name and behalf of the Knox County Parties, in good faith, contest the payment of any such Facility Liabilities and, in the event of any such contest, permit any such Facility Liabilities to remain unpaid during the period of such contest and any appeal therefrom. Each Knox County Party will cooperate fully with Pacer, at Pacer's expense, in any such contest. Notwithstanding the foregoing and anything else in this Agreement to the contrary, Pacer shall not assume any liability or obligation for or under the KADD Lease (which is to be terminated on or prior to the Transfer Date), the Refunded Bonds, or the Refunding Bonds.

 3.4 Guaranty. Pacer shall cause Pacer Health Corporation to enter into a Guaranty Agreement in substantially the form attached to this Agreement as Exhibit 3.4 providing for the Pacer Health Corporation's continuing guaranty of 6 monthly installments of rent payments to be made by Pacer pursuant to Section 3.1 of this Agreement.

 3.5 Performance of Covenants and Other Obligations. Pacer shall: (a) fully and continuously observe and perform all of the covenants described in Article IV below and its other obligations and responsibilities under this Agreement; and (b) operate and use the Facility in a manner which will allow it to repay all its debts and satisfy all its obligations.

ARTICLE IV
GENERAL COVENANTS OF PACER

Pacer agrees and covenants with the Knox County Parties to take, at Pacer's sole cost and expense, the following actions during the Term:

 4.1 Corporate Status. Pacer shall maintain its corporate existence as a Kentucky corporation. Pacer shall not, without first obtaining the consent of Knox County: (a) adopt a plan of merger or consolidation with another entity; (b) authorize any transaction providing for the sale, lease or other disposition of substantially all of the assets of Pacer, except as provided in Section 6.2, or (c) grant any person the power to appoint or remove a majority of Pacer's Board of Managers.

 4.2 Facility Operations. From and after the Transfer Date, Pacer shall: (a) manage, supervise, control, and direct all Facility operations; (b) bill for all Facility services under Pacer's provider numbers or Hospital's provider numbers as Pacer shall determine in its discretion; (c) collect all revenue from Facility operations whether billed under Pacer's provider numbers or Hospital's provider numbers; and (d) retain all cash flow from Facility operations (i.e., all Facility revenues less Facility expenses) net of rent payments owed by Pacer to the Knox County Parties.

 4.3 Clinical Services; Indigent Care. Pacer agrees that during the term of this Agreement, Pacer shall cause the Facility to continue to provide similar clinical hospital services as currently provided to Knox County, including emergency services for the indigent. Further, Pacer agrees to use its best efforts to identify those residents for which it would create a financial hardship if Facility were to attempt to collect its usual and customary charges. Pacer shall establish minimum levels of documentation and proof of such indigency status as identified in Facility policies and procedures which may be revised from

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 4.8 Facility Operating Expenses; Taxes. Pacer shall assume all Facility Liabilities of the Knox County Parties relating to the Facility (except for the Excluded Liabilities). Pacer shall pay, or otherwise cause to be paid: (a) all Facility Liabilities; and (b) all Facility Operating Expenses incurred during the Term. Pacer shall fund all Facility operational losses incurred during the Term. Pacer shall also pay, as the same respectively become due, all taxes, assessments and governmental charges that may be lawfully assessed or levied against or otherwise attributable to the Facility Assets during the Term including but not limited to leasehold interest ad-valorum taxes as assessed by the Knox County PVA and prescribed by Kentucky law; provided, however, that with respect to taxes, assessments or governmental charges that may lawfully be paid in installments over a period of years, Pacer shall be obligated to pay only such installments as are required to be paid during the Term. Pacer may, at its expense and in its own name and behalf, or, to the extent lawful, in the name and behalf of any Knox County Party, in good faith, contest any such taxes, assessments and governmental charges provided that such proceedings have the effect of preventing the forfeiture of the Facility Assets or any part thereof or interest therein to satisfy the same. The Knox County Parties will cooperate reasonably with Pacer, at Pacer's expense, in any such contest.

In addition Pacer agrees to make annual in lieu of tax payments to Knox County on December 1 of each year beginning December 1, 2007 in the following amounts:

(i)

for the first 10 years of this Agreement (through December 1, 2017) Pacer agrees to make an annual in lieu of tax payment equal to $30,000;

(ii)

for the second 10 years of this Agreement (through December 1, 2027) Pacer agrees to make an annual in lieu of tax payment equal to $50,000; and

(iii)

thereafter during the remaining term of this Agreement Pacer agrees to make an annual in lieu of tax payment equal to $70,000.

 4.9 Participation and Reimbursement Agreements. Pacer shall enter into such participation and reimbursement agreements with third party payors and insurers as Pacer determines to be in the best interests of the patients of Facility.

4.10 Government Grants. Pacer shall comply with the terms of all government grants received by Hospital prior to the Transfer Date or received by Pacer an or after the Transfer Date, including, but not limited to, grants made by the State of Kentucky and the Federal Government.

 4.11 Reporting Requirements. Pacer agrees to provide to the Knox County Parties monthly financial statements for the Facility in a mutually acceptable format. Upon any Knox County Party's request, Pacer shall make reasonably available to the relevant Knox County Party such books, records and data as are reasonably necessary for such Knox County Party to comply with the requirements of this Agreement and governmental regulations, to comply with the Knox County Party's financial reporting requirements, if any, and to enable the Knox County Party to prosecute or defend third party claims, if any.

ARTICLE V
GENERAL COVENANTS OF KNOX COUNTY PARTIES

The Knox County Parties, jointly and severally, agree and covenant with Pacer to take the following actions during the Term:

 5.1 Consents and Notices. The Knox County Parties, prior to the Transfer Date, shall obtain any and all consents and give any notices required in connection with the lease to Pacer of the Facility Assets and the assumption by Pacer of the Facility Liabilities under the terms and conditions of this Agreement. The Knox County Parties shall provide Pacer with satisfactory evidence on or before the Transfer Date that all such consents have been obtained and notices have been given.

 5.2 Cooperation with Pacer. The Knox County Parties, at Pacer's expense, shall cooperate reasonably with Pacer in any manner necessary to enable Pacer to fulfill Pacer's obligations and exercise Pacer's rights under this Agreement.

 5.3 Liens and Encumbrances. The Knox County Parties shall not suffer or permit any liens or encumbrances (other than any liens or encumbrances which may exist on the Transfer Date) to be filed or exist against the Facility Assets.

 5.4 Quiet Enjoyment. The Knox County Parties shall take any and all action necessary or appropriate to enable Pacer to take and enjoy peaceful, quiet and undisputed possession of the Facility Assets.

 5.5 Eminent Domain. The Knox County Parties shall take no action to exercise the power of eminent domain or to cause any other governmental authority or person, firm or corporation action under governmental authority to exercise such power over any of the Facility Assets.

 5.6 Use of Rent Proceeds. The Knox County Parties shall use all of the rent payments paid by Pacer to Trustee pursuant to Section 3.1 of this Agreement to pay the principal and interest on the Refunding Bonds (in this regard, the Knox County Parties hereby direct Pacer to pay all rental payments pursuant to Section 3.1 directly to the Trustee, to be deposited by the Trustee into the Sinking Fund and used to pay principal and interest on the Refunding Bonds).

 5.7 Redemption of Refunding Bonds. Knox County shall, from time to time, at the request of Pacer, direct the Trustee to call Refunding Bonds for redemption from funds on deposit in the Sinking Fund or otherwise provided by Pacer to be used to redeem the Refunding Bonds.

ARTICLE VI
TITLE, TRANSFERS AND LIENS

 6.1 Title to Facility Assets; Liens. Without prior written consent of the Knox County Parties, Pacer shall have no authority or power to sell, transfer or convey title to any of the Facility Assets to any third parties. Notwithstanding the foregoing, Pacer may (i) finance the acquisition of machinery, equipment and other assets for the Facility through lease transactions, purchase money security transactions and similar financing transactions; (ii) pledge or otherwise encumber the Facility Accounts Receivable for the purpose of obtaining financing for the Facility, provided that such financing is subordinate to the rental payments to be made by Pacer under this Lease; (iii) sublease portions of the Facility Assets to medical providers and suppliers; and (iv) pledge, mortgage or otherwise encumber the Facility Assets for the purpose of financing improvements, renovations, remodeling, rehabilitations, and additions to the Facility Assets. The Knox County Parties agree to cooperate reasonably with Pacer in connection with any pledge, mortgage or otherwise encumber the Facility Assets required by Pacer for the purposes of obtaining such financing reasonably related to Facility Operations, including the signing of such additional documents which may be required to obtain such financing, it being understood, however, that the Knox County Parties shall not have any liabilities arising from any such financing.

 6.2 Right to Assign and Sublease. Pacer shall have the right to assign or sublet its interest in and to the Facility Assets, in each instance without the consent of, or notice to, the Knox County Parties, provided that: (a) such assignments or subleases shall be for operating purposes and in furtherance of the health care purposes of Pacer; and (b) no such assignments or subleases shall extend beyond the Term.

 6.3 Restrictions on Assignments and Subleases. In the event that Pacer should assign or sublet all or any part of its rights and obligations under this Agreement with respect to less than all of the Facility Assets: (a) Pacer shall continue to be liable to Hospital for the performance of all obligations and duties which are the responsibility of Pacer under the terms of this Agreement; and (b) Pacer shall impose such restrictions and obligations upon such assignee(s) or sublessee(s) as are consistent with the provisions of this Agreement and appropriate under the circumstances.

 6.4 Effect of Early Termination. In the event that this Agreement is terminated prior to the natural expiration of the Term for any reason, the rights of the Knox County Parties shall be subject to: (a) the remaining unsatisfied provisions of the Facility Contracts and the Facility Liabilities; and (b) such assignments, mortgages or subleases, as have been consented to by the Knox County Parties pursuant to this Article VI, and the Knox County Parties shall succeed to all rights and obligations of Pacer under the terms of such assignments, mortgages or subleases as if the Knox County Parties had entered into such assignments, mortgages or subleases with the other parties thereto.

ARTICLE VII
DAMAGE, DESTRUCTION AND EMINENT DOMAIN

 7.1 Damage and Destruction. If during the Term any significant portion of the Facility Assets shall be damaged or partially or totally destroyed by fire, flood, windstorm or other casualty, Pacer shall notify the Knox County Parties within thirty (30) days of such casualty. Pacer may, upon such notice, at its option, elect to either:

(a)

Terminate Agreement. Terminate this Agreement effective as of the date of such casualty, pay not further rental payments hereunder, and pay all proceeds of the property insurance received as a result of such casualty (i) first, to the Trustee, at its corporate trust offices in Louisville, Kentucky, to be deposited by the Trustee into the Bond Redemption Fund, to be used by the Trustee to pay principal and interest on the Refunding Bonds, at the earliest possible date; and (ii) any excess to Pacer within thirty (30) days after such proceeds are received; or

(b)

Repair; Restore. Proceed with all due diligence to restore, repair or replace the damaged or destroyed assets using the proceeds of the property insurance to restore, repair or replace such assets; provided, however, that if Pacer fails: (i) to substantially restore, repair or replace such assets within 180 days after such casualty, or (ii) with respect to restoration, repair or replacement which cannot with due diligence be completed within said 180-day period, Pacer fails to take all actions necessary to complete such restoration, repair or replacement with all due diligence, the Knox County Parties shall have the right to terminate this Agreement by notifying Pacer of such termination as of the expiration of said 180-day period, after allowing a reasonable time for the completion of such restoration, repair or replacement. In the event that Pacer elects to restore, repair or replace the damaged or destroyed assets under this Section, the Knox County Parties shall promptly execute and deliver to Pacer any and all documents necessary to waive any and all rights on claims which the Knox County Parties have or may have in and to all insurance proceeds. In the event that the Knox County Parties elects to terminate this

Agreement under this Section, Pacer shall promptly pay to the Knox County Parties all remaining insurance proceeds.

 7.2 Eminent Domain. If during the Term either title to or the temporary use of the Facility Assets shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, any proceeds received from any award made in any related eminent domain proceedings (after the payment of any expenses incurred in connection with such proceedings) shall be paid to Pacer on the express condition that Pacer use all such proceeds for the sole purpose of acquiring new land and facilities, or constructing facilities, or restoring repairing or replacing facilities to be used for the provision of health care services to the patients of the Facility. If any part of such proceeds are used for any purpose not authorized under this Section, the Knox County Parties may demand the return of all proceeds, in which event Pacer shall within three (3) days of such demand pay all proceeds not used for an authorized purpose to the Trustee, to be deposited into the Sinking Fund and used to redeem the Refunding Bonds. Pacer and the Knox County Parties further agree that: (a) if only the temporary use of all or substantially all of the Facility Assets is taken, Pacer shall not be obligated to pay rent with respect to such period; and (b) if title to all or substantially all of the Facility Assets is taken, this Agreement shall be terminated and Pacer shall not be obligated to pay any further amount as rent hereunder or be bound in any way be the terms of this Agreement effective as of the date of such taking.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF KNOX COUNTY PARTIES

The Knox County Parties, jointly and severally, represent and warrant to Pacer that the following representations and warranties are true and accurate as of the date of this Agreement and as of the Transfer Date:

 8.1 Authority. Each Knox County Party has power and authority to execute and deliver this Agreement and all such other documents, instruments, and agreements contemplated by this Agreement and to carry out the transactions contemplated by this Agreement. Each Knox County Party is duly organized and validly existing under the laws of the State of Kentucky.

8.2

Corporate Powers; Consents, Absence of Conflicts. The execution, delivery and performance by each Knox County Party of this Agreement:

(a)

Corporate Powers. Within such Knox County Party's corporate powers, are in compliance with and not in contravention of such Knox County Party's articles of organization, bylaws, or rules and regulations under which it routinely conducts its activities and operations, and have been approved by all requisite corporate action;

(b)

Consents. Does not require any approval, authorization or consent of, notice to, or declaration, registration or filing with, any governmental body bearing on the validity of this Agreement;

(c)

No Conflict. Will neither conflict with nor result in any breach or contravention of, or the creation of any lien under, any contract, indenture, agreement, lease, instrument or understanding to which such Knox County Party is a party or by which such Knox County Party is bound, nor permit the acceleration of the maturity of the Facility Liabilities, or the creation of any lien, charge or encumbrance affecting any of the Facility Assets, which with respect to any of the above would have a Material Adverse Change with respect to the Facility or the Facility Assets;

(d)

No Violation; Laws. Will not violate any statute, law, rule or regulation of any governmental body applicable to such Knox County Party or the Facility Assets; and

(e)

No Violation; Judgement and Orders. Will not violate ally judgment, decree or order of any court or governmental body applicable to such Knox County Party.

 8.3 Binding Agreement. This Agreement does, and will as of the Transfer Date, constitute the valid and legally binding obligations of each Knox County Party, and is and will as of Transfer Date be enforceable against each such Knox County Party in accordance with its terms subject to: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws relating to or affecting the rights of creditors; and (b) general principles of equity, regardless of whether considered in a proceeding at law or in equity.

 8.4 Bonds. The Refunding Bonds are the only bonds or long-term indebtedness authorized and issued by any Knox County Party which are outstanding as of the Transfer Date which are applicable to the Facility.

 8.5 Condition. Both the Facility and the Real Property have been and are being used in compliance with all zoning, environmental, health code and other similar laws, ordinances and regulations and with all covenants, conditions and restrictions affecting the Facility and the Real Property. No underground storage tanks, as defined in the Resource Conservation and Recovery Act ("RCRA") or under applicable state law, are present at the Facility or on the Real Property or were previously abandoned or removed therefrom. No hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or under applicable state law, have ever been generated, treated or stored at, or disposed or released from, the Facility or the Real Property, except in compliance with legal requirements.

 8.6 Financial Statements. The Knox County Parties have delivered to Pacer the financial statements of the each of Knox County Parties with respect to the Facility for the year ending June 30, 2005 and for the 12 month period ending June 30, 2006 (the "Financial Statements") which are attached to this Agreement as Exhibit 8.6. The Financial Statements shall be updated by the Knox County Parties prior to the Transfer Date to cover the period ending on the last day of the month immediately preceding the month in which the Transfer Date occurs. The Financial Statements do and shall fairly present the financial condition and results of operations of the Facility in all material respects, as of the respective dates thereof and for the periods referred to therein. The Financial Statements have and shall be prepared in accordance with generally accepted accounting principles. Since June 30, 2006, no Material Adverse Change has occurred in the financial condition of the Hospital or the Facility.

 8.7 Extraordinary Liabilities. There are no liabilities of a Knox County Party pertaining to the Facility (whether known or unknown and whether accrued, absolute, contingent or otherwise), nor is there any fact in existence that might reasonably serve as the basis for any material liability of a Knox County Party (whether accrued, absolute, contingent or otherwise), except liabilities: (a) reflected or accrued in the Financial Statements on Exhibit 8.6 or disclosed in the notes thereto; or (b) incurred in the ordinary course of business consistent with past practice since the respective dates of the Financial Statements.

 8.8 Licensure. Each Knox County Party has all Licenses that are necessary and required for their respective ownership, business and operation of the Facility. The Facility is licensed by the State of Kentucky to operate 36 acute care beds. Each License is valid and in full force and effect.

8.9

Compliance with Licenses.

(a)

Full Compliance with Licenses. Each Knox County Party is, and at all times since September 1, 2004 has been, in full compliance with all of the terms and requirements of each License applicable to it except where the failure to be in such compliance has been corrected or does not and would not constitute a Material Adverse Change;

(b)

No Violation of Licenses. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any License; or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any License. No Knox County Party has received, at any time since September 1, 2004, any notice or other communication (whether oral or written) from any governmental body or any other person regarding: (a) any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any License; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any License which in either case has not been cured; and

(c)

Renewals. All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate governmental body, and all other filings required to have been made with respect to such Licenses have been duly made, each with the appropriate governmental body.

8.10

Accreditations.

(a)

JCAHO. The Facility is duly accredited, with no contingencies, for each and all of its operations as are subject to such review and accreditation, by the JCAHO.

(b)

_QUA. The Facility's laboratory holds a laboratory registration certificate issued pursuant to Clinical Laboratory Improvements Amendments and is duly accredited by JCAHO.

(c)

No Notice. No Knox County Party has received a notice with respect to any threatened, pending or possible revocation, early termination, suspension or limitation.

8.11 Medicare, Medicaid and Other Third Party Pavors.

(a) Program Participation. The Facility, including each relevant component of the business and operations of the Facility: (a) is qualified for participation in the Medicare, Medicaid, and CHAMPUS (Civilian Health and Medical Program of the Uniformed Services) programs (the "Programs"); (b) has a current and valid provider contract with each of the Programs; and (c) is in compliance with the conditions of participation of the Programs. Copies of all existing Medicare, Medicaid and CHAMPUS contracts of the Facility have been provided to Pacer. There is no pending or threatened, proceeding or investigation under the Programs involving the Facility. All cost reports required of the Facility were filed when due, or with appropriate extensions, and all payments reflected as due to or from any Knox County Party thereunder were made, and such reports do not claim, and neither the Facility nor has any Knox County Party received, any payment or reimbursement in excess of amounts allowed by law or any applicable agreement. No Knox County Party has received any notice of any dispute with any governmental body, any fiscal intermediary or any other party regarding any cost report which has not been resolved, and any required payment which has not been made.

time to time. During any period in which the Facility has Hill-Burton obligations, such care shall be provided consistent with its Hill-Burton obligations,

 4.4 Transfer of Hospital Employees. Effective on the Transfer Date, Pacer shall offer employment to those Facility Employees then employed by the Hospital on the Transfer Date under substantially the same terms and conditions (including with regard to job title, responsibilities, salary, employee benefits and years of service credited for benefit plan purposes) in effect as of the Transfer Date. This covenant, however, shall not be construed to prohibit Pacer's discharge of Facility Employees for cause, nor shall this provision be construed as requiring continued employment for an indefinite period of time in the future, it being understood that Pacer shall retain the right to make personnel changes consistent with the operating requirements of the Facility.

 4.5 Laws, Consents, Licenses and Approvals. Pacer shall comply with all laws applicable to its operation and management of the Facility. Pacer shall take all actions it deems necessary or appropriate to obtain and maintain in good standing and in full force and effect any consents, licenses, permits, certifications, provider numbers and approvals necessary in connection with this Agreement, Facility Operations (including compliance with environmental laws, rules and regulations), or the furtherance of Pacer's corporate purposes.

 4.6 Maintenance of Facility. Pacer shall: (a) maintain, preserve and keep the Facility Assets in good condition, repair and working order (ordinary wear and tear excepted); (b) purchase, repair or replace any and all equipment necessary to meet then current state licensure standards; and (c) take all other actions necessary to provide health care services at a level at least comparable to the quality of care provided at the Facility as of the Transfer Date. The Knox County Parties acknowledge and agree that Pacer may, at its own expense, make or cause to be made any and all additions, alterations, changes and deletions in and to all or any part of the Facility Assets as Pacer in its sole discretion deems necessary or appropriate; provided, however that: (a) all additions and alterations shall be performed in a good and workmanlike manner, which means that the quality of workmanship and materials shall be at least equal to that existing on the Transfer Date; and (b) no permanent demolition of any substantial part of the Facility Assets, without replacement of such assets or construction of replacement space, shall be made without the prior written consent of the Knox County Parties, which consent shall not be unreasonably withheld. All additions, alterations, changes and deletions in and to all or any part of the Facility Assets shall be deemed part of the Facility Assets, subject to the terms of Section 6.4 and Section 10.4 of this Agreement.

 4.7 Insurance. Pacer shall carry such type and amount of insurance concerning the Facility Assets, including, but not limited to, public liability insurance, worker's compensation insurance and hospital professional liability insurance, as is customary in the case of similarly situated for-profit hospital corporations engaged in the same or similar activities, and to the extent reasonably necessary to protect the interests of the Facility, with respect to the revenues of the Facility and the ability of Pacer to meet its rent obligations to the Knox County Parties, as set forth in Section 3.1 of this Agreement. Pacer may elect to obtain such insurance as is required by this Section by means of policies issued by insurance companies, or, at Pacer's election, partially by means of self-insurance in conjunction with other companies through an insurance trust or other arrangement, or wholly by means of self-insurance. Pacer shall use its best efforts to cause all insurance policies maintained pursuant to this Section to name the Knox County Parties as additional insured parties. The proceeds of any property insurance on the Facility (and any related facility) shall be applied to the necessary costs involved in the repair or replacement of such facility, and to the extent not so applied shall be payable to the Trustee, to be deposited into the Sinking Fund and used to redeem the Refunding Bonds. Pacer will maintain property insurance on the Facility in an amount not less than the outstanding principal amount of the Refunding Bonds, from time to time, if such insurance is reasonably attainable by Pacer at a reasonable cost.

Knox County Party pursuant to a Facility Contract lease; (b) furniture and equipment owned or leased by individuals leasing space in the Facility pursuant to a Facility Contract lease; (c) personal property of individuals providing services at the Facility; and (d) other items with an aggregate value of less than Ten Thousand Dollars ($10,000).

 8.19 Real Property Lease. Hospital now owns a leasehold interest, and will convey to Pacer on the Transfer Date a valid sub-lease interest in the Real Property, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto, free of all encumbrances and in compliance with the terms of the Hospital Real Property lease with Knox County. The Knox County Parties have not received notice of a violation of any applicable Legal Requirement, and have not received notice of condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof. In addition: (a) all of the Real Property is in compliance in all material respects with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and/or the provisions of any applicable similar state statute, law or regulation, and there is no pending, noticed, threatened litigation, administrative action or complaint (whether from any Governmental Body or from any other individual or entity, group or entity having standing to assert such a claim) relating to compliance of any of the Real Property with the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and/or the provisions of any applicable similar state statute, law or regulation; and (b) all of the buildings, improvements and fixtures thereon are structurally sound with no latent material defects and are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are intended.

 8.20 Title. The Assets constitute all of the assets, other than assets constituting the Real Property, used in the operation of the Facility. The Knox County Parties collectively own and hold, and on the Transfer Date will convey to Pacer, good and marketable title (or, as applicable, leasehold title) to all tangible assets and personal property and all intangible assets employed in the operation of the Facility, all of which, unless otherwise constituting an Excluded Asset, shall be a part of the Facility Assets, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance or charge that does not constitute an Facility Liability.

 8.21 Quality and Condition of Tangible Personal Property. All Facility Assets consisting of tangible personal property as described in Section 1.1(a) are in good operating condition and repair, except for ordinary wear and tear, are suitable for their intended purpose in the operation of the Facility, and are not in or of a condition that would impair compliance with any condition of any License, accreditation or certification held by any Knox County Party with respect to the Facility.

8.22 Brokers. No Knox County Party nor any affiliate of a Knox County Party nor any officer, trustee, or director thereof has engaged any broker or agent in connection with the transactions contemplated by this Agreement.

 8.23 Insurance. Exhibit 8.23 sets forth the insurance policies or self-insurance plans covering the ownership and operations of the Facility Assets and the Facility, which Exhibit reflects the policies' numbers, terms, identity of insurers, amounts and coverage. All of such policies and plans are now and will be until the Transfer Date in full force and effect with no premium arrearages. True and correct copies of all such policies and plans and any endorsements thereto have been delivered to Pacer. No Knox County Party currently provides or is obligated to provide professional liability coverage for any physician or other health care providers.

8.24 Taxes and Assessments. The Real Property and the Facility are, and shall be through the Transfer Date, exempt from all real and personal property taxes and there are no municipal assessments, for betterments or otherwise, on, related to or, under consideration for, the Real Property. The Hospital is a not-for-profit, tax-exempt organization as defined under Section 501(c)(3) of the Code. Each Knox County Party: (i) is in full compliance with all applicable federal and state laws, regulations, rulings and orders pertaining to the operation of a tax-exempt entity, including, without limitation, requirements as to private benefit, inurement, self-dealing, conflicts of interest and other applicable requirements; (ii) has duly filed all federal, state and local tax returns required to be filed by it (all of which are true, correct and complete in all material respects) or has obtained extensions from the appropriate authorities for such returns and has duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts due state unemployment authorities) that are due and payable to the appropriate tax authorities; and (iii) has withheld proper and accurate amounts from its employees' compensation in full compliance with all withholding and similar provisions of the Code, including employee withholding and social security taxes, and any and all other applicable laws. No claim has ever been made by an authority in a jurisdiction where a Knox County Party does not file tax returns that a Knox County Party is or may be subject to taxation by that jurisdiction. No deficiencies for any of such taxes have been asserted or threatened, and no audit on any such returns is currently underway or threatened. There are no tax liens on any of the Facility Assets. There are no outstanding agreements by any Knox County Party for the extension of time for the assessment of any such taxes nor has any Knox County Party waived any statute of limitation in respect of such taxes. No Knox County Party has taken, and no Knox County Party will take, any action in respect of any federal, state, local taxes (including without limitation any withholdings required to be made in respect of employees) which may have an adverse impact upon the Facility or the Facility Assets as of or subsequent to Transfer Date. Each Knox County Party has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662. No Knox County Party is a party to any tax allocation or sharing agreement.

8.25 Environmental Matters.

(a)

No Hazards. There are no conditions at, in, on or under the Real Property or any of the Facility Assets, which pose a hazard to human health or the environment. During The Knox County Parties' ownership and/or operation of any portion of the Real Property, and prior to the Knox County Parties' ownership and/or operation of the Real Property, there have been no underground tanks, collection sumps or pits, land disposal facilities or surface impoundments at, on or under any portion of the Real Property. There are and have been no: (i) asbestos containing material, lead-based paint, PCBcontaining electrical transformers, or other equipment or machinery which contains or has contained PCBs, or (ii) any unhealthy or harmful concentration of radon, at, on or under any portion of the Real Property. At no time has there been any spill, release, disposal, discharge or injection of any hazardous substances at, on or under any portion of the Real Property or any of the Facility Assets. The physical plant or improvements constituting part of the Real Property or any of the Facility Assets do not contain any asbestos or leadbased paint in any form;

(b)

Compliance. Each Knox County Party is in material compliance with all currently applicable environmental laws, and there is no production, use, treatment, storage, transportation, handling, discharge, disposal, arrangement for disposal or release or threatened release of any hazardous substance or solid waste in violation of applicable environmental laws: (i) at, in, on, from or under the Real Property or Facility Assets, or (ii) into or upon or over soil, surface water or groundwater at, on, from or under the Real Property or any of the Facility Assets, that would result in a Material Adverse Change to the operation of the Facility, the Real Property or the Facility Assets;

(c)

Permits. Each Knox County Party has all environmental permits, licenses, registrations, identification numbers, certificates and other approvals required for its ownership and operation of the Facility by any environmental law, all such environmental permits are in full force and effect, and each Knox County Party is in material compliance with the terms and conditions of such environmental permits;

(d) Investigations. No Knox County Party has received, and there is not threatened or alleged, any request for information, notice of claim, demand or other written notification from a Governmental Body or individual or entity alleging that, or investigating whether, a Knox County Party is in violation of any environmental law or may be potentially responsible for any costs, expenses, liabilities, judgments and/or losses relating to any investigation, clean-up, removal action, remedial action or corrective action pursuant to any environmental law or relating to any hazardous substances or solid waste. No actions, suits, claims or other proceedings are pending, or threatened or alleged, against a Knox County Party relating in any way to any environmental laws, hazardous substances or solid waste.

8.26 No Subsidiaries or Joint Ventures. No Knox County Party has any subsidiaries. No Knox County Party is a party to any joint venture with physicians on the Medical Staff or any close family member of any such physician.

8.27 Trademarks, Computer Software. Each Knox County Party has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or other liens: (a) all material marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks, which are owned or used by such Knox County Party in the conduct of the Facility; and (b) all computer software, programs and similar systems owned by or licensed to such Knox County Party or used in the conduct of the Facility. With respect to the foregoing, no Knox County Party is in material conflict or in material violation or infringement of, nor has any Knox County Party received any notice of any other person with respect to any of such intellectual property or any computer software, programs or similar systems. No other person is in conflict with or in violation or infringement of any such items of intellectual property or computer software, programs or similar systems. Pacer will, subsequent to the Transfer Date, without further action or the payment of additional fees, royalties or other compensation to any person (other than the Facility Liabilities), be entitled to unrestricted use of all computer software programs and similar systems currently used in the Facility.

8.28 Facility Accounts Receivable. The Facility Accounts Receivable reflected on the books of the Knox County Parties on the Transfer Date will be: (a) valid and existing; (b) for monies due for goods sold and delivered and services performed; (c) collectable in accordance with their respective terms subject to such discounts, write-offs and allowances for bad debt as are consistent with past practices. On the Transfer Date there will not be any discounts or setoffs payable or assessable against the Knox County Parties with respect to any of the Facility Accounts Receivable that are not reflected in the discounts, write-offs or reserves or allowances for bad debt established on the books of the Knox County Parties at the Transfer Date.

8.29 Employee Benefit Plans.

(a)

Existing Plans. Exhibit 8.29 lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan and each other agreement or fringe benefit plan, arrangement or practice, of any Knox County Party, whether legally binding or not, which affects one or more of the Knox County Parties' employees, including all of the Knox County Parties' benefit pans, which constitute an Facility or an Excluded Liability.

(b)

Compliance. No Knox County Party has any unfunded past service liability in respect of any of its Plans. The actuarially computed value of vested benefits under any benefit plan of each Knox County Party (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such benefit plan. No Knox County Party nor any benefit plan nor any trustee, administrator, fiduciary or sponsor of any benefit plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no

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statutory exemption in Section 408 of ERISA or Section 4975 of the Code. All filings, reports and descriptions as to such Plans required to have been made or distributed to participants and have been made in a timely manner or will be made on or prior to the Transfer Date. There is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such benefit plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such benefit plans. Such benefit plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder. There has been no "reportable event" as defined in Section 4043 of ERISA with respect to any benefit plan that has not been waived by the PBGC.

 8.30 Employee Relations. There is no pending or threatened employee strike, work stoppage or labor dispute. No union representation question exists respecting any employee of any Knox County Party; no collective bargaining agreement exists or is currently being negotiated by any Knox County Party. No demand has been made for recognition by a labor organization by or with respect to any employees of any Knox County Party; and no union organizing activities by or with respect to any employees of any Knox County Party are taking place or have taken place within the last three (3) years. None of the employees of any Knox County Party is represented by any labor union or organization. There is no unfair practice claim again any Knox County Party before the National Labor Relations Board, or any strike, dispute, slowdown or stoppage pending or threatened against or involving the Facility and none has occurred. Each Knox County Party is in material compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, and wages and hours. No Knox County Party is engaged in any unfair labor practices. There are no pending or threatened Equal Employment Opportunity Commission claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or similar claim.

 8.31 Full Disclosure. The documents and information furnished to Pacer and Pacer's representatives by the Knox County Parties pursuant to this Agreement, and each Knox County Party's representations and warranties contained herein and the Exhibits attached to this Agreement, do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF PACER

Pacer represents and warrants to Hospital that the following representations and warranties are true and accurate as of the date of this Agreement and as of the Transfer Date.

 9.1 Authority. Pacer has power and authority to execute and deliver this Agreement and all such other documents, instruments, and agreements contemplated by this Agreement and to carry out the transactions contemplated by this Agreement. Pacer is duly organized and validly existing under the laws of the State of Kentucky.

9.2

Corporate Powers; Consents, Absence of Conflicts. The execution, delivery and performance by Pacer of this Agreement:

(a) Corporate Powers. Are within Pacer's corporate powers, are in compliance with and not in contravention of Pacer's articles of organization, operating agreement, or rules and regulations under which it routinely conducts its activities and operations, and have been approved by all requisite corporate action;

(b)

Consents. Does not require any approval, authorization or consent of, notice to, or declaration, registration or filing with, any governmental body bearing on the validity of this Agreement;

(c)

No Conflict. Will neither conflict with nor result in any breach or contravention of, or the creation of any lien under, any contract, indenture, agreement, lease, instrument or understanding to which Pacer is a party or by which Pacer is bound;

(d)

No Violation; Laws. Will not violate any statute, law, rule or regulation of any governmental body applicable to Pacer; and

(e)

No Violation; Judgement and Orders. Will not violate any judgment, decree or order of any court or governmental body applicable to Pacer.

93 Binding Agreement. This Agreement does, and will as of the Transfer Date, constitute the valid and legally binding obligations of Pacer, and is and will as of Transfer Date be enforceable against Pacer in accordance with its terms subject to: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws relating to or affecting the rights of creditors; and (b) general principles of equity, regardless of whether considered in a proceeding at law or in equity.

9.4 Full Disclosure. All documents and information furnished to the Knox County Parties and their representatives by Pacer pursuant to this Agreement, and Pacer's representations and warranties contained in this Agreement, do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading.

ARTICLE X
DEFAULT AND TERMINATION

10.1 Effects of Default by Pacer. If: (a) Pacer fails to perform in any material respect any of its obligations under the terms of this Agreement, including its obligation to abide by the covenants and agreements set forth in Article IV, and such failure continues for thirty (30) days after written notice of such default from the Knox County Parties; provided, however, that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then Pacer shall not be deemed to be in default if Pacer commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, and provided, further, if the default involves a hazardous condition, Pacer shall immediately, after written notice, commence and with diligence thereafter to cure such default, or (b) Pacer adopts a plan of dissolution or files for bankruptcy, liquidation or receivership or makes an assignment for the benefit of its creditors, or fails to promptly lift any execution, garnishment or attachment of such consequence as will impair its ability to operate the Facility, or seeks, consents or acquiesces in the appointment of a receiver for all or substantially all of its property or the Facility, or is adjudicated as bankrupt or dissolves or liquidates, or (c) Pacer defaults in the payment or performance of its obligations under any loan secured in whole or in part by the Facility Assets or Pacer's interest in the Facility Assets and such default continues beyond the applicable grace period, if any, provided in the operative documents for such transaction, then the Knox County Parties shall have the right either to (x) terminate this Agreement upon written notice at any time after expiration of the applicable cure period, if any, or (y) enforce the terms of this Agreement by invoking any other right or remedy allowed at law or in equity, including without limitation, an action for monetary damages or specific performance (without the necessity of posting any bond) and in any such event, the Knox County Parties shall have the right to cause the dissolution of Pacer, the transfer of all of its assets and liabilities to another entity, or the sublease of the Facility with Pacer remaining liable for any shortfall under this Agreement.

10.2 Effect of Default by Knox County Parties. If any Knox County Party fails to perform or pay, in a full and timely manner, any of its obligations under the terms of this Agreement and such failure continues for thirty (30) days after written notice of such default from Pacer; provided, however, that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then such Knox County Party shall not be deemed to be in default if such Knox County Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, and provided, further, if the default involves a hazardous condition, the Knox County Party shall immediately after written notice commence and with diligence thereafter to cure such default, then Pacer shall have the right either to: (a) terminate this Agreement upon written notice of any time after expiration of the applicable cure period, if any; or (b) enforce the terms of this Agreement by invoking any other right or remedy allowed at law or in equity, including without limitation an action for specific performance.

10.3 Early Termination. Except as set forth in Article VII of this Agreement and otherwise in this Article X, this Agreement may not be terminated by either party prior to the end of the Term without the written consent of the other party.

10.4 Termination; Surrender of Facility Assets. Upon the termination of this Agreement for any reason, Pacer shall, on the date of termination, surrender the Facility Assets to the Knox County Parties or an entity designated by the Knox County Parties and approved by all necessary parties and shall transfer to the Knox County Parties the following:

(a)

Facility Assets. All Facility Assets (including but not limited any and all cash and accounts receivables) existing as of the effective date of termination, including property acquired by Pacer, or any of its affiliates or subsidiaries, after the Transfer Date; and

(b)

Facility Liabilities. All Facility Liabilities existing as of the effective date of termination, including liabilities incurred by Pacer, or any of its affiliates, after the Transfer Date in connection with Facility Operations.

Pacer shall transfer the Facility Assets, Facility Liabilities and the operation of the Facility back to the Knox County Parties (or their designee) pursuant to an orderly process, including adequate transition time, and pursuant to standard representations and warranties. Pacer shall deliver to the Knox County Parties a conveyance agreement properly executed by Pacer describing all such Facility Assets and Facility Liabilities. The Knox County Parties shall: (a) take such assets subject to all existing assignments or subleases upon the effective date of such termination; and (b) assume all then existing Facility Liabilities. Upon such date the Knox County Parties shall have the full right and authority to assume operation of the Facility and to collect as its own revenue all revenues from operation of the Facility.

103 Early Termination; Make-Whole. Upon termination of the Agreement prior to the end of its term, Pacer agrees: (a) that the physical condition of the Facility will be not worse than that on the Transfer Date taking into account however, normal wear, tear and obsolescence; (b) that the difference between the total Facility Assets and the total Facility Liabilities (excluding the Excluded Liabilities) reflected on the balance sheet for the Facility as of the Transfer Date shall not be less than the difference between the total Facility Assets and the total Facility Liabilities as reflected on the balance sheet for the Facility as of the date the Agreement terminates; and (c) that the Facility transferred to the Knox County Parties will include any and all improvements made thereon by Pacer through the date of termination and any additional assets purchased by Pacer and used in the operation of the Facility.

ARTICLE XI
TRANSFER DATE DELIVERIES

11.1

Pacer's Deliveries to Knox County Parties. Pacer shall deliver the following to the Knox County Parties on or before the Transfer Date:

(a)

Certificate of Good Standing from the Kentucky Secretary of State;

(b)

A certified copy of resolutions adopted by the Board of Managers of Pacer, authorizing and approving the execution and performance of this Agreement, the option Purchase Agreement and any other agreements.

11.2

Knox County Parties' Deliveries to Pacer. The Knox County Parties shall deliver the following to Pacer on or before the Transfer Date:

(a)

Evidence of all consents and notices required by Section 5.1 in connection with the Facility Contracts and the Facilities Liabilities.; and

(b)

A certified copy of resolutions adopted by the Hospital Board of Directors and the Knox County Fiscal Court authorizing and approving the execution and performance of this Agreement and any other agreements contemplated in this Agreement.

The Knox County Parties shall take any and all additional actions which may be necessary in order to transfer Facility Assets to Pacer.

 11.3 Failure to Deliver. In the event that either party hereto fails to make any delivery required under this Article, the non-defaulting party may, at its option, declare this Agreement to be null and void as of the Transfer Date, in which case all deliveries shall immediately be returned to the party making the delivery.

ARTICLE XII
PACER PURCHASE OPTION

 12.1 Call Purchase Option. At any time during the Term of this Lease, Pacer, or its designee, shall have the option to purchase all of the Facility Assets from the Knox County Parties. Pacer shall have the right to exercise such option to purchase all of the Facility Assets from the Knox County Parties option at any time during the Term of this Lease by delivering written notice to the Knox County Parties of Pacer's election to purchase (or for Pacer's designee to purchase) all of the Facility Assets from the Knox County Parties not less than thirty (30) days prior to the closing date.

 12.2 Assumed Liabilities. At the closing of the purchase by Pacer, or its designee, of all of the Facility Assets from the Knox County Parties, Pacer, or its designee, shall assume all of the Facility Liabilities (excluding however, any liability for the Excluded Liabilities).

 12.3 Purchase Price. Pacer, or its designee, shall pay the Knox County Parties a purchase price for all of the Facility Assets in the amount equal to the sum of: (a) the lesser of: (i) the outstanding principal amount of the Refunding Bonds on the closing of the purchase of all of the Facility Assets from the Knox County Parties; or (ii) what the principal balance of the Refunding Bonds would have been if all lease payments and other payments to be made by Pacer to the Trustee pursuant to this Agreement were used to satisfy the principal and interest due under the Refunding Bonds at the date of each such payment: plus (b) any prepayment penalties on the Refunding Bonds; and (c) less any funds then held in any debt service reserve fund, bond fund or any other fund or account in any way pertaining to the Refunding Bonds including but not limited and fund or account described in Section 3.1 of this Agreement (other than any funds, if any, that have been specifically set aside to pay to holders of the Refunding Bonds, it being understood that Pacer shall get a credit for such amounts if appropriate to avoid a double payment by Pacer).

 12.4 Payment of Purchase Price. Pacer, or its designee, shall pay the purchase price to acquire all of the Facility Assets from the Knox County Parties to the Trustee at closing of such transactions; and such purchase price shall be paid in cash or other immediately available funds.

12.5 Definite Agreements. The Knox County Parties shall transfer the Facility Assets, Facility Liabilities and the operation of the Facility to Pacer, or its designee, pursuant to an orderly process, including adequate transition time, and pursuant to standard representations and warranties. The Knox County Parties shall deliver to Pacer, or its designee, all necessary or appropriate deeds, bills of sale, assignments and other conveyance documents properly executed by the Knox County Parties that are necessary or appropriate to convey all of the Facility Assets to Pacer, or its designee.

ARTICLE XIII
MISCELLANEOUS

 13.1 Notices. All notices, requests, demands, and other communications to be made hereunder shall be in writing and shall be deemed to have been duly given if either mailed by certified mail, return receipt requested, postage prepaid, or hand-delivered and with such delivery evidenced by a signed receipt, as follows:

(a)

If to Hospital:

Knox Hospital Corporation 401 Court Square

Barbourville, KY 40906 Attn: Chairman

(b)

If to Knox County

The County of Knox, Kentucky 401 Court Square

Barbourville, KY 40906

Attn: County Judge-Executive

(c)

If to Pacer:

Pacer Health Management Corporation of Kentucky c/o Pacer Health Corporation

7759 NW 146th Street

Miami Lakes, FL 33016-1559

Attention: John Chi

With a copy to:

Barnes & Thornburg LLP

One North Wacker Drive, Suite 4400 Chicago, Illinois 60606-2809

Attention: Mark A. Hagedorn

or to such other address as either party hereto may request by such written notice. Any notice given in accordance with this Article shall be deemed to have been received either three (3) days after it was mailed or upon delivery, whichever first occurs.

 13.2 Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding Agreement, enforceable in accordance with its terms.

13.3 Entire Agreement. This Agreement, together with the Exhibits attached to this Agreement, contains the entire understanding of the Knox County Parties and of Pacer with respect to the transactions contemplated hereby and supersedes all other agreements and understandings between the Knox County Parties and Pacer.

13.4 Amendment. This Agreement may be amended only by a written agreement authorized by the affirmative vote of the governing body of both Pacer and the Knox County Parties and executed by the authorized representatives of all parties.

 13.5 Impossibility. No party to this Agreement shall be liable for any delay in performance or failure to perform when fire, flood, explosion, accident, unavailability of equipment, supplies, parts or materials, energy shortage, war, weather, casualty, act of God, sabotage, law or government regulation, or any other cause reasonably beyond such party's control makes performance impossible despite the best efforts to perform by the party from whom performance is required.

13.6 Announcements; Confidentiality. The parties shall mutually cooperate concerning the timing and content of all public statements concerning the proposed transaction. Subject to applicable law, each party agrees to hold and treat all material information as confidential and shall not disclose such information to any third party, except those third parties required to consummate the proposed transaction, without the written consent of the other party or as required by law.

 13.7 Fees and Expenses. Each party shall pay its own fees, expenses and disbursements, including the fess and expenses of their respective counsel, accountants and other experts in connection with the MOU and all other costs and expenses incurred in performing and complying with all conditions to be performed in connection with the MOU through March 22, 2006. Pacer shall pay or reimburse each party for all of its reasonable fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts in connection with transactions contemplated in this Agreement incurred from and after March 22, 2006 through the Transfer Date and all other costs and expenses incurred in performing and complying with all conditions to be performed in connection with the MOU from and after March 22, 2006 through the Transfer Date.

13.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Kentucky.

13.9 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, all of which together shall constitute one and the same Agreement.

13.10 Permission and Consent. Wherever in this Agreement the permission or consent of any of Pacer or any Knox County Party is required or requested, such permission and consent shall not be unreasonably withheld or delayed.

13.11 Successors and Assigns. With respect to the Real Property, each provision of this Agreement shall be a covenant running with the land and shall extend to and shall bind and inure to the benefit of the Knox County Parties and Pacer and their respective legal representatives, successors in interest and assigns of their respective rights and obligations with respect to the Facility. With respect to the Facility Assets other than the Real Property: (a) each provision of this Agreement shall extend to and shall bind and inure to the benefit of the Knox County Parties and their respective legal representatives, successors and assigns; and (b) each provision of this Agreement shall be a continuing obligation of Pacer and its legal representatives, but shall not be binding upon the possessor in interest, assignee or sublessee of Pacer.

13.12 Authorization of Pacer. Notwithstanding any other provisions of this Agreement, Knox County authorizes Pacer, at the sole discretion of Pacer, to act as if Pacer were the owner of the fee simple title to the Real Property for the purpose of obtaining any and all zoning and/or building permits, tax divisions and certifications of tax exempt status, filing plats of subdivision, negotiating agreements with public and private utilities, and any and all other documents and/or approvals required by or from any governmental authority exercising jurisdiction over all or any part of the Real Property, as Pacer, in its sole discretion, shall from time to time deem necessary or appropriate in order to carry out the health care purposes of Pacer. Nothing in this Article shall be deemed or construed as in any way limiting or amending the obligations of the Knox County Parties under Section 5.2 to cooperate with Pacer in any way necessary in order to enabler Pacer to exercise its rights hereunder, including without limitation, the obligation to sign any and all documents and to take any and all other steps necessary to accomplish any of the actions set forth in this Article.

13.13 Hospital Not to be Dissolved without Pacer's Consent. The Knox County Parties represent, warrant and agree that (i) the Hospital is currently duly organized, validly existing and in good standing under the laws of the State of Kentucky, and (ii) throughout the Term of this Lease the Hospital shall remain duly organized, validly existing and in good standing under the laws of the State of Kentucky unless Pacer expressly consents to the dissolution of the Hospital.

13.14 Collateral Assignment of Lease. To secure the payments to be made to the holders of the Refunding Bonds, the Knox County Parties hereby assign to the Trustee, all their right, title and interest in this Lease, and their interest, if any, in all amounts on deposit from time to time in the Revenue Fund, the Sinking Fund, the Bond Redemption Fund and the Operation and Maintenance Fund, permitting the application thereof for the purposes and on the terms and conditions set forth therein and herein. Pacer hereby agrees and consents to such assignment and grant.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

SIGNATURE PAGE OF HOSPITAL OPERATING LEASE AGREEMENT

IN WITNESS WHEREOF THIS AGREEMENT, the parties to this Agreement have caused their authorized representatives to execute this Agreement in their respective names on the 27th day of December, 2006.

KNOX COUNTY, KENTUCKY

Attested:

By:

/s/ Raymond C. Smith

Knox County, Kentucky

Raymond C. Smith, Judge/Executive

Fiscal Court Clerk

Knox County, Kentucky

KNOX HOSPITAL CORPORATION d/b/a/ Knox County Hospital

PACER HEALTH MANAGEMENT CORPORATION OF KENTUCKY

/s/ John Chi

Title: President

Endnotes

/s/ Raymond C. Smith

Raymond C. Smith

Knox Hospital Corporation

By: